EXECUTION COPY

SUPPORT AGREEMENT

     This SUPPORT AGREEMENT (this “Agreement”), is dated as of July 2, 2007, by and among WALGREEN CO., an Illinois corporation (the “Buyer”), BISON ACQUISITION SUB INC., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Acquisition Sub”), and the stockholders listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

     WHEREAS, Buyer, Acquisition Sub, and Option Care, Inc., a Delaware corporation (the “Company”), are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, Acquisition Sub to commence a cash tender offer (the “Tender Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share of the Company (the “Common Stock”) followed by the subsequent merger of Acquisition Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of the Buyer, in each case, on the terms and subject to the conditions set forth in therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

     WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Common Stock set forth, and in the manner reflected, on Attachment A hereto (the “Owned Shares”); and

     WHEREAS, as a condition to Buyer and Acquisition Sub’s willingness to enter into and perform its obligations under the Merger Agreement, Buyer and Acquisition Sub have required that each Stockholder agree, and each Stockholder has agreed, (i) to tender in the Tender Offer (and not withdraw) all of such Stockholders’ Owned Shares as well as any shares of Common Stock acquired by such Stockholder after the execution of this Agreement (all of which, after so acquired, shall constitute “Owned Shares”), whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the “Voting Shares”), and (ii) that in the event that a vote of the Company’s stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger or the One Step Merger, such Stockholder will vote all of such Stockholders Voting Shares in favor of any such proposal, and (iii) to take the other actions described herein; and

     WHEREAS, each Stockholder desires to express its support for the Merger Agreement and the transactions contemplated thereby, including the Tender Offer and the Merger; and

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Agreement to Tender and Vote; Irrevocable Proxy.

          1.1 Agreement to Tender. Each Stockholder hereby agrees that promptly after the commencement of the Offer, but in any event no later than the expiration of the Offer, such Stockholder shall tender into the Tender Offer all of such Stockholders Owned Shares. Each Stockholder shall not withdraw any of such Stockholder’s Owned Shares previously tendered.

          1.2 Agreement to Vote. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, including the One Step Merger, and (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement; and (b) against any Acquisition Proposal and against any action or agreement that would impair the ability of the Buyer and the Acquisition Sub to complete the Tender Offer or the Merger, the ability of the Company to consummate the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

          1.3 Irrevocable Proxy. Solely with respect to the matters described in Section 1.2, for so long as this Agreement has not terminated in accordance with Section 6.1, each Stockholder hereby irrevocably appoints the Buyer as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to such Stockholders’ Voting Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholders’ Voting Shares solely on the matters described in Section 1.2, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 6.1.

     2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Buyer and Acquisition Sub as follows:

          2.1 Due Organization. Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization.

          2.2 Power; Due Authorization; Binding Agreement. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

          2.3 Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Stockholder’s name on Attachment A hereto are owned of record or beneficially by such Stockholder in the manner reflected thereon and include all of the Voting Shares owned of record or beneficially by such Stockholder, free and clear of any claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of such Stockholder to perform such Stockholder’s obligations hereunder. As of the date hereof such Stockholder has, and as of the expiration of the Tender Offer and at any stockholder meeting of the Company in connection with the Merger Agreement and the transactions contemplated thereby, such Stockholder (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

          2.4 No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (d) violate any other agreement to which Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust. The Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

          2.5 Acknowledgment. Such Stockholder understands and acknowledges that each of Buyer and Acquisition Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

     3. Representations and Warranties of Buyer and Acquisition Sub. Each of Buyer and Acquisition Sub hereby represents and warrants to the Stockholders as follows:

          3.1 Power; Due Authorization; Binding Agreement. Buyer and Acquisition Sub are each corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization. Buyer and Acquisition Sub have full corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Buyer and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub, and no other proceedings on the part of Buyer and Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and constitutes a valid and binding agreement of Buyer and Acquisition Sub, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

          3.2 No Conflicts. The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of the terms of this Agreement by Buyer and Acquisition Sub will not, (a) require Buyer and Acquisition Sub to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Buyer and Acquisition Sub or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Buyer and Acquisition Sub or pursuant to which any of its or its subsidiaries’ respective assets are bound or (d) violate any other material agreement to which Buyer and Acquisition Sub or any of its subsidiaries is a party.

     4. Certain Covenants of the Stockholders. Each Stockholder hereby covenants and agrees with Buyer and Acquisition Sub as follows:

          4.1 Restriction on Transfer, Proxies and Non-Interference. Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the Effective Time, not to (a) other than as may be specifically required by a court order, which the Stockholder shall use its reasonable best efforts to avoid (including by offering substitute consideration or property) and provided further that the Stockholder shall use reasonable best efforts to cause any such Voting Shares to be transferred subject to this Agreement, sell, transfer, pledge, encumber (except as set forth on Attachment A or due to this Agreement), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares (any such action, a “Transfer”), provided that nothing in this Agreement shall prohibit the exercise by Stockholder of any options to purchase Voting Shares or (ii), (b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, (c) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void ab initio and each Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Voting Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

          4.2 Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer and Acquisition Sub of any new Voting Shares acquired by Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

          4.3 No Limitations on Actions. Each Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of the Voting Shares; any trustee who signs this Agreement on behalf of a Stockholder that is a trust is signing only in his fiduciary capacity and not as an individual; this Agreement shall not limit or otherwise affect the actions of such Stockholder or any affiliate, employee or designee of such Stockholder or any of its affiliates in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the board of directors of the Company; and nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

          4.5 No Solicitation. Each Stockholder agrees that Section 7.1 of the Merger Agreement shall apply to such Stockholder mutatis mutandis.

          4.4 Further Assurances. From time to time, at the request of Buyer and Acquisition Sub and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

     5. Stop Transfer Order. In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Voting Shares. At the request of Buyer and Acquisition Sub, each Stockholder shall cause to be provided to Buyer and Acquisition Sub evidence of such stop transfer order.

     6. Miscellaneous.

          6.1 Termination of this Agreement. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms (ii) the amendment of the Merger Agreement in a manner that materially adversely affects any stockholder, and (iii) the consummation of the Merger.

          6.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

          6.3 Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.

          6.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

          6.5 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

          6.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below::

     If to the Stockholders:

     E.J. Financial Enterprises, Inc.
     225 E. Deerpath Road, Suite 250
     Lake Forest, IL 60045
     Attention: John Kapoor
     Facsimile: (847) 295-8680

     with a copy in any case to:

     McDermott Will & Emery, LLP
     227 W. Monroe
     Chicago, IL 60606
     Attention: Thomas J. Murphy
     Facsimile: (312) 372-2000

     If to Buyer and Acquisition Sub :

     Walgreen Co. – Law Department
     104 Wilmot Road, MS 1425
     Deerfield, IL 60015
     Attn.: Dana I. Green, Senior Vice President, General Counsel and Corporate Secretary
     Telecopy: (847) 914-3652

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street New York, New York 10019
     Attention: Andrew R. Brownstein
     Facsimile: (212) 403-2333

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     6.7 Governing Law; Venue.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND

THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.7

     6.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement, Buyer and Acquisition Sub shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither Buyer, Acquisition Sub nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.8, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

     6.9 Remedies. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the Buyer and Acquisition Sub to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each Stockholder agrees that in the event of any such breach by the other, Buyer and Acquisition Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief to enforce each and every provision of this agreement.

     6.10 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

     6.11 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     6.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

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     IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the day and year first above written.

WALGREEN CO.

By: /s/ Jeffrey A. Rein
Name: Jeffrey A. Rein
Title: Chief Executive Officer

BISON ACQUISITION SUB INC.

By: /s/ Jeffrey A. Rein
Name: Jeffrey A. Rein
Title: Chief Executive Officer

John N. Kapoor, PhD.

By: /s/ John N. Kapoor
Name: John N. Kapoor, PhD.

John N. Kapoor Trust – Dr. Kapoor sole trustee and
sole current beneficiary Exempt Family Trust U/A
Editha Kapoor Trust – Dr. Kapoor sole trustee and
sole current beneficiary Pharma Nevada, Inc. – Dr.
Kapoor sole stockholder
Kapoor Family Partnership, L.P. – Dr. Kapoor sole
general partner

ATTACHMENT A Details of Ownership

Shares	Company
2,236,573	John N. Kapoor Trust – Dr. Kapoor sole trustee and sole current beneficiary

39,234	Exempt Family Trust U/A Editha Kapoor Trust – Dr. Kapoor sole trustee and sole current beneficiary

76,985	Pharma Nevada, Inc. – Dr. Kapoor sole stockholder

952,381	Kapoor Family Partnership, L.P. – Dr. Kapoor sole general partner